NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS – November 1, 2010 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $11.5 million, or $.24 per share, in the third quarter of 2010 compared to net income of $3.1 million, or $.06 per share, in the third quarter of 2009.  For the first nine months of 2010, NL reported net income attributable to NL stockholders of $13.5 million, or $.23 per share, compared to a net loss of $10.9 million, or $.22 per share, in the first nine months of 2009.

Net sales increased 22% and 18%, respectively, in the third quarter and first nine months of 2010 compared to the same periods in 2009.  Net sales increased due to an increase in order rates from our customers resulting from improving economic conditions in North America.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by approximately $.2 million for the quarter and $.9 million for the year-to-date period.  Income from operations attributable to CompX increased in the third quarter and first nine months of 2010 to $3.1 million and $7.8 million, respectively, compared to a loss from operations of $.2 million and $2.0 million for the same periods of 2009.  Income from operations improved primarily due to the impact of higher sales and the related leveraging of fixed expenses as well as lower patent litigation expense, partially offset by a negative impact of relative changes in currency exchange rates.  Changes in currency exchange rates negatively impacted CompX’s income from operations by $.2 million for the quarter and by $1.3 million year-to-date compared to the same periods of 2009.

Kronos’ net sales of $376.6 million in the third quarter of 2010 were $66.5 million, or 21%, higher than in the third quarter of 2009.  Kronos’ net sales of $1,076.4 million for the first nine months of 2010 were $236.2 million, or 28%, higher than in the first nine months of 2009.  Net sales increased in the third quarter and first nine months of 2010 due primarily to higher sales volumes and higher average TiO2 selling prices. The increase in sales volume for the third quarter and first nine months is a result of increased demand in all markets.   Kronos’ sales volumes for the nine months ended September 30, 2010 are a new record for Kronos for the first nine months of a year.  Kronos’ average TiO2 selling prices increased 16% in the third quarter of 2010 versus the prior year period, and increased 7% in the first nine months of the year versus the prior year period.  Kronos’ average TiO2 selling prices at the end of the third quarter of 2010 were 16% higher than at the end of 2009 and 10% higher than the second quarter of 2010, continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, decreasing net sales by approximately $22 million for the third quarter and $19 million for the first nine months of 2010.  The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the third quarter of 2010 was $57.0 million compared with income from operations of $21.1 million in the third quarter of 2009.  For the year-to-date period Kronos’ income from operations was $117.5 million compared with a loss from operations of $26.9 million in the first nine months of 2009.  Income from operations in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased Kronos’ income from operations by approximately $4 million and $24 million in the third quarter and the year-to-date period, respectively.  Kronos’ TiO2 production volumes were 4% higher in the third quarter of 2010 as compared to the third quarter of 2009 and were 40% higher in the year-to-date period.  Kronos’ operating rates were at approximately 70% of capacity for the first nine months of 2009, with operating rates at 58% of capacity for the first half of 2009 and 96% of capacity in the third quarter of 2009, as compared to operating rates at near full capacity for the same periods in 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to Kronos’ cost of sales.

Kronos’ income tax benefit in 2010 includes a $35.2 million (NL’s equity interest was $12.7 million, or $.17 per share, net of income taxes) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.

Litigation settlement gain in 2010 relates to a $5.3 million pre-tax gain ($3.4 million, or $.07 per share, net of income taxes) recognized in the third quarter for a settlement agreement we entered into with another potentially responsible party for certain environmental matters.  Litigation settlement gain in 2009 relates to an $11.3 million pre-tax gain ($7.3 million, or $.15 per share, net of income taxes) recognized in the second quarter related to the second closing associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Litigation settlement expense in 2010 of $32.2 million ($20.8 million, or $.43 per share, net of income taxes) relates to the settlement of certain legal proceedings in April 2010.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above.  Insurance recoveries aggregated $18.6 million in 2010 ($12.0 million, or $.25 per share, net of income taxes) and $4.1 million in 2009 ($2.6 million, or $.05 per share, net of income taxes).

Corporate expenses were lower in the third quarter and first nine months of 2010 as compared to the third quarter and first nine months of 2009 primarily due to lower litigation and related costs and lower environmental expense.

Our income tax expense in the first quarter of 2010 includes an aggregate $1.9 million provision for deferred income taxes ($1.6 million, or $.03 per share, net of noncontrolling interest) associated with a determination that certain undistributed earnings of a non-U.S. subsidiary can no longer be considered to be permanently reinvested.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products;
•	The extent of the dependence of the Company’s businesses on certain market sectors;
•	The cyclicality of certain of the Company's businesses;
•	Customer inventory levels;
•	Changes in raw material and other operating costs;
•	General global economic and political conditions;
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation or solvency of competitors;
•	Demand for office furniture;
•	Demand for high performance marine components;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The ability of the Company to protect intellectual property rights in its technology;
•	The introduction of trade barriers;
•	Service industry employment levels;
•	Fluctuations in currency exchange rates;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amount of insurance recoveries;
•	The ability of the Company to maintain sufficient liquidity;
•	The ability of the Company to renew, amend, refinance or comply with debt agreements;
•	The extent to which the Company’s subsidiaries and affiliates were to become unable to pay dividends to the Company;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions;
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with new product development;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria;

•	Environmental matters;
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings (loss) per share)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010

Net sales	$29.4	$35.7	$87.1	$102.9
Cost of sales	22.4	26.1	69.1	75.3

Gross margin	7.0	9.6	18.0	27.6

Selling, general and administrative expense	6.9	6.0	19.0	19.3
Other operating income (expense):
Insurance recoveries	1.4	.3	4.1	18.6
Litigation settlement gain	-	5.3	11.3	5.3
Litigation settlement expense	-	-	-	(32.2)
Assets held for sale write-down	-	(.5)	(.7)	(.5)
Corporate expense and other, net	(5.3)	(3.6)	(14.6)	(10.8)

Income (loss) from operations	(3.8)	5.1	(.9)	(11.3)

Equity in net income (loss) of Kronos Worldwide, Inc.	3.1	11.6	(14.4)	33.9

General corporate items:
Interest and dividends	.7	.6	2.1	1.9
Interest expense	(.2)	(.5)	(.8)	(1.0)

Income (loss) before income taxes	(.2)	16.8	(14.0)	23.5

Provision for income taxes (benefit)	(3.4)	5.1	(2.9)	9.7

Net income (loss)	3.2	11.7	(11.1)	13.8

Noncontrolling interest in net income (loss) of subsidiary	.1	.2	(.2)	.3
Net income (loss) attributable to NL stockholders (a)	$3.1	$11.5	$(10.9)	$13.5

Basic and diluted net income (loss) per share	$.06	$.24	$(.22)	$.23

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

(a)  Refer to Note 14 of our Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2010 for the computation of our per share amounts.

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010

CompX – component products	$(.2)	$3.1	$(2.0)	$7.8
Insurance recoveries	1.4	.3	4.1	18.6
Litigation settlement gain	-	5.3	11.3	5.3
Litigation settlement expense	-	-	-	(32.2)
Corporate expense and other, net	(5.0)	(3.6)	(14.3)	(10.8)

Income (loss) from operations	$(3.8)	$5.1	$(.9)	$(11.3)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended September 30, 2010 vs. 2009	Nine months ended September 30, 2010 vs. 2009
Percentage change in sales:
TiO2 product pricing	16%	7%
TiO2 sales volumes	11%	22%
TiO2 product mix	1%	1%
Changes in currency exchange rates	(7)%	(2)%

Total	21%	28%